PRESS RELEASE

Industrial Services of America, Inc. Reports Second Quarter Results

-- Six months net income of $1,019,283

-- Six months EPS of $0.29 per diluted share

-- Second quarter net income of $602,757

-- Second quarter EPS of $0.17 per diluted share

Industrial Services of America, Inc. IDSA, a leading provider of logistics management services, equipment and processes for waste, recyclable commodities and other materials, announced un-audited financial results for the second quarter ending June 30, 2006. Financial results for the second quarter ending June 30, 2006 as previously reported in preliminary press release dated July 24, 2006 have not changed. A complete report is available in the Company's Form 10-Q, which is available for review at the Securities and Exchange Commission web site, http://www.sec.gov/edgar/searchedgar/companysearch.html

Financial Highlights:

-- Total revenues for the first six months of 2006 were $32.2 million compared with total revenues for the first six months of 2005 of $63.1 million.

-- Income before income taxes for the first six months of 2006 was $1,698,805 compared to $601,242 for the first six months of 2005.

-- Net income for the first six months of 2006 was $1,019,283 (basic and diluted earnings of 29 cents per share) compared with net income of $360,767 (basic and diluted earnings of 10 cents per share) for the first six months of 2005.

-- EBITDA for the first six months of 2006 was $2,658,607 compared with EBITDA of $1,504,403 for the first six months of 2005.

-- Total revenues for the second quarter of 2006 were $17.7 million compared with total revenues for the second quarter of 2005 of $33.4 million.

-- Income before income taxes for the second quarter of 2006 was $1,004,594 compared to $352,760 for the second quarter of 2005.

-- Net income for the second quarter of 2006 was $602,757 (basic and diluted earnings of 17 cents per share) compared with net income of $211,679 (basic and diluted earnings of 6 cents per share) for the second quarter of 2005.

-- EBITDA for the second quarter of 2006 was $1,505,713 compared with EBITDA of $806,085 for the second quarter of 2005.

Industrial Services of America, Inc. Management's Comments

Our net income continues to be strong as we have recorded our best quarter and best six months results ever. We have had three consecutive years of profitability. Compared with the prior year's second quarter, our net income has increased 185%. For the first six months of 2006, our net income has increased 183% over the six months of 2005. Our outlook for the third quarter remains very positive.

Our ISA Recycling segment continues to flourish as segment revenues increased 90% for the current quarter compared to the quarter of 2005. Operating levels and shipments were up significantly for the quarter and the six months of 2006 compared to last year in our ferrous and nonferrous processing facilities.

This sustained profitability continues to place us in a stronger financial position, allowing for greater flexibility to adjust to changing economic market conditions. Our goal is to remain dedicated to the recycling, management services, and equipment industry while sustaining steady growth at an acceptable profit, adding to the net worth of the Company, and providing positive returns for our stockholders.

Industrial Services of America, Inc., is a Louisville, Ky.-based logistics management services company servicing commercial, industrial and logistics customers nationwide. Industrial Services of America, Inc. provides scrap processing, waste and recycling management services, and equipment sales and service. Industrial Services of America, Inc. also actively participates in international markets, exporting non-ferrous metals and other recyclable materials. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, loss of customers and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

FINANCIAL RESULTS AND
SUPPLEMENTAL FINANCIAL INFORMATION
FOLLOW

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED		SIX MONTHS ENDED

	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

Revenue from services	$ 3,768,974	$ 25,540,127	$ 7,713,893	$ 46,861,129
Revenue from product sales	13,933,660	7,859,780	24,472,761	16,213,248

Total revenue	17,702,634	33,399,907	32,186,654	63,074,377

Cost of goods sold for services	3,372,132	24,612,402	6,871,613	44,977,368
Cost of goods sold for product sales	11,872,693	6,952,846	20,818,686	14,510,867

Total cost of goods sold	15,244,825	31,565,248	27,690,299	59,488,235

Selling, general and administrative expenses	1,450,284	1,481,772	2,800,137	2,975,645

Income before other income (expense)	1,007,525	352,887	1,696,218	610,497

Other income (expense)
Interest expense	(69,584)	(26,263)	(96,969)	(50,474)
Interest income	36,354	21,059	64,576	45,564
Gain/(loss) on sale of assets	23,003	(2,614)	20,722	(11,575)
Other income, net	7,296	7,691	14,258	7,230
	(2,931)	(127)	2,587	(9,255)

Income before income taxes	1,004,594	352,760	1,698,805	601,242

Provision for income taxes	401,837	141,081	679,522	240,475

Net income	$ 602,757	$ 211,679	$ 1,019,283	$ 360,767

Basic earnings per share	$ 0.17	$ 0.06	$ 0.29	$ 0.10

Diluted earnings per share	$ 0.17	$ 0.06	$ 0.29	$ 0.10

Weighted average shares outstanding:
Basic	3,574,306	3,576,408	3,567,639	3,576,351

Diluted	3,590,214	3,591,054	3,582,308	3,599,957

Industrial Services of America, Inc.
Supplemental Financial Information

Reconciliation of EBITDA (1):

	Three months ending June 30,		Six Months ending June 30,
	2006	2005	2006	2005
Net Income	602,757	211,679	1,019,283	360,767
Interest expense	69,584	26,263	96,969	50,474
Income taxes	401,837	141,081	679,522	240,475
Depreciation	431,535	427,062	862,833	852,687
Amortization	-	-	-	-
EBITDA (1)	1,505,713	806,085	2,658,607	1,504,403

(1)

EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company. Additionally, years of service for fixed assets and amortizable assets are based on company judgment. Finally, companies have several ways of raising capital which can affect interest expense. We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville Harry Kletter or Alan Schroering, 502-366-3452 hklet@isa-inc.com or aschroering@isa-inc.com http://www.isa-inc.com/